The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022 by email at placements@hcwco.com. 1 Issuer Free Writing Prospectus dated December 2, 2019 Filed pursuant to Rule 433 under the Securities Act of 1933 Relating to the Preliminary Prospectus dated November 14, 2019 Registration Statement No . 333 - 234712

Aethlon Medical, Inc.

Nasdaq: AEMD

Timothy C. Rodell, M.D., Chief Executive Officer
James B. Frakes, Chief Financial Officer

December 2019

The following presentation contain s predictions, estimates, and other forward looking statements that involve risks and uncertainties, including whether and when our products are successfully developed and introduced ; market acceptance of the Aethlon Hemopurifier ® and other product offerings ; regulatory delays, manufacturing delays, and other risks detailed in our SEC filings, which are accessible at www . sec . gov or on our website : www . AethlonMedical . com FORWARD LOOKING STATEMENTS 3

A ETHLON M EDICAL , I NC . M EDICAL DEVICE CANDIDATES FOR LIFE THREATENING DISEASES • H EMOPURIFIER ® - EXOSOMES IN CANCER - A CUTE AND CHRONIC VIRAL DISEASES • E XOSOME S CIENCES , I NC . - 80% OWNED SUBSIDIARY - D IAGNOSTICS FOR CANCER AND NEURODEGENERATION NASDAQ: AEMD 4

FDA DESIGNATED “B REAKTHROUGH D EVICE ” FOR THE TREATMENT OF BOTH LIFE - THREATENING GLYCOSYLATED VIRUSES THAT ARE NOT ADDRESSED WITH AN IMPROVED TREATMENT AND THE REMOVAL OF CANCER PROMOTING EXOSOMES IN INDIVIDUALS WITH ADVANCED OR METASTATIC CANCER WHO ARE EITHER UNRESPONSIVE OR INTOLERANT OF SOC T HE A ETHLON H EMOPURIFIER ® D ESIGNATED A “B REAKTHROUGH D EVICE ” BY FDA 5

T HE A E TH LON H EMOPURIFIER ® U SES ESTABLISHED DIALYSIS INFRASTRUCTURE P OTENTIAL FOR CLOSED SELF - CONTAINED PUMP SYSTEM 6

T HE H EMOPURIFIER M ECHANISM OF ACTION • Single use hollow fiber plasmapheresis cartridge that is operated using dialysis infrastructure • Contains a lectin affinity matrix comprising Galanthus nivalis agglutinin (GNA) bound to Chromosorb - Binds mannose displaying membranes - Includes most viruses and exosomes • Fiber pores allow <200 nm particles to pass into extra - lumenal space and contact the affinity matrix • Blood recirculates through the hollow fibers running the length of the device 7

L ECTINS B IND M EMBRANE S UGAR M OLECULES Mannose (sugar) molecules in gray 8

Hemopurifier® Programs

Oncology

- Clearance of cancer promoting exosomes
  - Sub-cellular particles carrying cellular proteins and nucleic acids
  - Intracellular communication system in normal and malignant cells
- Tumor derived exosomes (TEX) promote
  - Chemotherapy Resistance
  - Metastasis
  - Immune suppression
- Exosome clearance potentially synergistic with
  - Chemotherapy
  - immunotherapy
  - targeted agents
- Multiple potential clinical targets
  - breast, head and neck, gastrointestinal, melanoma, pancreas

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EXOSOMES

PREVIOUSLY UNRECOGNIZED TARGETS FOR CLINICAL APPLICATIONS

- LARGELY IGNORED BY THE SCIENTIFIC COMMUNITY UNTIL RECENTLY
- IN 2006, ONLY 76 PEER-REVIEWED PUBLICATIONS
- TODAY, MORE THAN 5,000
- 25% OF EXOSOME PUBLICATIONS IN LAST TWO YEARS



Number of Publications
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0
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2000
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2008
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Year

J Cancer Immunol Ther. 2018; 1(1): 9-16

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aethlon MEDICAL, INC.

T UMOR - DERIVED EXOSOMES A SIGNIFICANT UNMET NEED IN CANCER CARE E xosomes being released by a tumor cell (representative illustration) 11

National Cancer Institute (NCI) Studies

- Phase I Contract from NCI - *Completed*

  "Device Strategy for Selective Isolation of Oncosomes and Non-Malignant Exosomes"

- NCI SBIR Grant - Ongoing

  "The Hemopurifier® Device for Targeted Removal of Breast Cancer Exosomes from the Blood Circulation"

- Awarded September 2019 – Phase II NCI SBIR Contract

  $1.8 million over 2 years

  "A Device Prototype for Isolation of Melanoma Exosomes for Diagnostics and Treatment Monitoring"

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aethlon MEDICAL, INC.

Hemopurifier® Captures Exosomes From Diverse Cancers

Nonclinical Data

- Melanoma
- Breast cancer
- Ovarian cancer
- Head & neck cancer
- Esophageal cancer
- Other tumor types under investigation

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aethlon MEDICAL, INC.

Hemopurifier Development

Manufacturing

- GMP Process - CMO qualified

Regulatory

- IDE for life-threatening viral indications active
  - >125 successful treatment episodes in 29 viral subjects
- Ebola expanded access protocol approved in U.S. and Canada
  - 1 Ebola patient successfully treated in Germany
- Oncology IDE approved October 2019

Clinical

- Early feasibility study (EFS) in head and neck cancer being initiated

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aethlon MEDICAL, INC.

B REAKTHROUGH D ESIGNATION IDE “ SPRINT ” REVIEW • I NITIAL INDICATION – ADVANCED / METASTATIC HEAD AND NECK CANCER • F ILED S EPTEMBER 5 TH • F IRST ROUND OF COMMENTS 3 DAYS LATER • S IX ADDITIONAL ROUNDS OF COMMENTS • S EVEN AMENDMENTS FILED IN 25 DAYS • A PPROVED O CTOBER 4 TH • N OTIFIED @ 4 PM ON LAST DAY OF REVIEW CYCLE 15

EFS IN H EAD AND N ECK S QUAMOUS C ELL C ARCINOMA • 10 - 12 SUBJECTS WITH ADVANCED OR METASTATIC HNSSC • C OMBINATION WITH PEMBROLIZUMAB AS FRONT LINE TREATMENT • P EMBRO A PPROVED J UNE 2019 IN FRONT LINE SETTING • F OUR HOUR H EMOPURIFIER TREATMENT IMMEDIATELY PRIOR TO PEMBRO • E NDPOINTS • S AFETY • E XOSOME CLEARANCE AND CHARACTERIZATION • ORR, PFS, OS 16

Exosome Sciences, Inc.

Exosome based diagnostics

- Exosomal tau protein correlates with exposure to trauma in NFL players
  - *J. Alzheimers Dis. 2016*
- Confirmatory CTE study ongoing at Translational Genomics Institute
- Potential diagnostic for CTE in living players
- Oncology applications in development
- Collaboration to study cancer exosomes with Hoag Hospital Systems
  - Initiated September 2019
  - Identification of Exosomal Markers of Cancer Risk & Progression

17

A ETHLON M EDICAL , I NC . S ELECTED F INANCIAL I NFORMATION 18 Balance Sheet Data: Cash and cash equivalents $785,658 Working capital $(268,824) Total assets $1,281,790 Accumulated deficit $(109,423,894) Total stockholders’ equity $20,672 As of September 30, 2019, Aethlon Medical, Inc. had: · Six Months Fiscal Year Ended Ended 9/30/2019 3/31/2019 (Unaudited) Net cash used in operating activities (2,320,866)$ (4,293,433)$ Net cash used in operating activities: 11,854 shares of common stock reserved for future issuance under stock incentive plans. 323,242 shares of common stock reserved for issuance under outstanding warrants with a weighted average exercise price of $38.26 per share; and 51,124 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $44.12 per share; As of September 30, 2019 Actual (Unaudited) 1,337,259 shares of common stock issued and outstanding, which excludes:

Aethlon Leadership

Timothy C. Rodell, M.D., Chief Executive Officer

- Physician Scientist with > 30 years of development experience in public & private companies, 3 IPOs in U.S. and abroad, 10 products from bench through late stage clinical trials

James B. Frakes, Chief Financial Officer

- 29 years of public company CFO experience, Investment Banking & VC

Annette Marleau, PhD, director of Research

- Expert in immunology, virology, and cell biology who formerly held academic research positions at the Scripps Research Institute and the University of Nebraska Medical Center.

Michael Jacobs, Senior Scientist

- Extensive background in medical device product development and process improvement. His previous research has led to multiple publications in various peer-reviewed journals from Elsevier and the Royal Society of Chemistry.

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aethlon MEDICAL, INC.

Outside Directors

Charles J. Fisher, Jr., M.D., Chairman of the Board

- Academic & Industry thought leader in sepsis, inflammation & coagulation
- Head of critical care - Cleveland Clinic
- Senior executive - Lilly, Abbott, Cardiome
- Founder and CEO of four biotech companies

Chetan Shah, M.D.

- board certified Otolaryngologist and Founder of ESI

Sabrina Martucci Johnson

- Founder and CEO of DARÉ Bioscience (NASDAQ: DARE)

Ed Broenniman

- entrepreneur with substantial experience in the formation and development of high technology businesses - director of Aethlon Medical, Inc. since 1999

Guy Cipriani

- Chief Business Officer at Microbion Corporation with nearly 20 years of experience in the pharmaceutical and biotech industries

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aethlon MEDICAL, INC.

SUMMARY • U NIQUE H EMOPURIFIER ® BLOOD PURIFICATION DEVICE • T WO FDA B REAKTHROUGH DESIGNATIONS • M ULTIPLE THERAPEUTIC TARGETS IN CANCER AND VIRAL DISEASE • M ANAGEMENT TEAM WITH OVER 100 COMBINED YEARS HEALTHCARE EXPERIENCE • E XOSOME S CIENCES SUBSIDIARY - D IAGNOSTICS IN CANCER AND NEURODEGENERATIVE DISEASE • NASDAQ: AEMD 21

This presentation contain s predictions, estimates, and other forward looking statements that involve risks and uncertainties, including whether and when our products are successfully developed and introduced ; market acceptance of the Aethlon Hemopurifier ® and other product offerings ; regulatory delays, manufacturing delays, and other risks detailed in our SEC filings, which are accessible at www . sec . gov or on our website : www . AethlonMedical . com 9635 Granite Ridge Drive, Suite 100 San Diego, California 92123 858.459.7800 Nasdaq: AEMD www.AethlonMedical.com